AgroFresh Solutions Reports Results for Fourth Quarter and Full Year 2020
•Full year 2020 net sales were $157.6 million, a decrease of 7.3% (6.2% on a constant currency basis) versus the prior year.
•Selling, general and administrative expense decreased 9.4% to $53.9 million for the full year 2020 and decreased 1.8% when excluding nonrecurring items related to litigation, severance and M&A, versus the prior year.
•Net loss of $53.0 million for the full year 2020, which included $43.7 million of amortization of intangibles.
•Adjusted EBITDA1 was $60.1 million for the full year 2020 and adjusted EBITDA margin was 38.1%.

PHILADELPHIA, March 10, 2021 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2020.
Jordi Ferre, Chief Executive Officer, commented, "2020 proved to be a challenging year on multiple fronts as we faced an unexpected smaller North American apple crop, which decreased approximately 11% creating lower storage volumes, COVID-19 related impacts that also caused delays in new diversification project rollouts, changes in customer short-term purchasing decisions, and currency fluctuations. However, our organization was well prepared to navigate these complexities, both in terms of operational adjustments, and because of our enhanced financial flexibility due to our recent comprehensive refinancing, and we continue to see progress with the cost optimization efforts that began in 2019. Our business remains sound and we continue to maintain a strong margin profile that demonstrates the value of the AgroFresh franchise in the marketplace today."
Mr. Ferre continued, "Looking ahead to 2021, we are energized about our diversification pipeline and the innovative solutions that we are bringing to the marketplace to enhance freshness and drive value for our customers. Recently, we launched VitaFreshTM Botanicals, a line of plant-based, edible crop-specific coatings that can be applied in a flexible and operator-friendly format. We believe we are well positioned with growth platforms that include HarvistaTM which is now available for sale this Southern Hemisphere season in Brazil and New Zealand, and FreshCloudTM, our digital technology platform, which has seen customer adoption by large global operators. These examples are representative of our ongoing diversification initiatives, which we will continue to drive in the future, supported by our global registration platform."

Financial Highlights for the Fourth Quarter of 2020
Net sales for the fourth quarter of 2020 decreased 14.9% to $51.9 million, compared to $61.0 million in the fourth quarter of 2019. Excluding foreign currency translation impacts, which increased revenue by $0.9 million compared to the fourth quarter of 2019, revenue decreased 16.3%, primarily driven by a smaller North American crop size resulting in lower storage volumes, a heightened competitive landscape, as well as difficult comparisons versus the prior year period in Europe as the industry experienced later than normal harvest seasonality which shifted sales from third to fourth quarter of 2019.
Gross profit for the fourth quarter was $38.1 million, compared to $47.4 million in the prior year period. Gross profit margin was 73.5% compared to 77.8% in the prior year period. The lower gross margin was primarily due to fixed costs on lower sales volume and product mix.
Research and development costs were $4.0 million in the fourth quarter of 2020, compared to $4.4 million in the prior year period, due primarily to the timing of projects.
Selling, general and administrative expenses increased 12.4% to $13.9 million in the fourth quarter of 2020, as compared to $12.4 million in the prior year period. The main drivers behind the increase were higher non-recurring expenses related to severance, as well as the phasing of some discrete expenses on a year over year basis.
Fourth quarter 2020 net loss was $2.7 million, compared to net loss of $22.2 million in the prior year period.
Adjusted EBITDA1 was $23.7 million in the fourth quarter of 2020 as compared to $34.6 million in the prior year period. The decrease in adjusted EBITDA was primarily due to lower sales, partially offset by lower operating expenses compared to the prior year period.

As of December 31, 2020, cash and cash equivalents were $50.0 million.
Financial Highlights for the Full Year of 2020
Net sales for the full year 2020 were $157.6 million, a decrease of 7.3% versus the prior year. Excluding foreign currency translation impacts, which reduced revenue by $1.9 million compared to full year 2019, revenue decreased approximately 6.2%. The decrease in net sales was primarily due to lower volume of SmartFresh on a smaller crop size and a decrease in EthylBloc sales due to COVID-19 impacts, partially offset by growth in fungicides, Harvista, and diversification strategies.
Gross margin was nearly unchanged at 73.2% compared to the prior year, despite a decrease in sales, due to the positive effects of supply chain cost optimization initiatives.
Research and development costs decreased $1.8 million to $12.4 million for the full year 2020 compared to the prior year, driven primarily by the timing of projects.
Selling, general and administrative expenses decreased 9.4% to $53.9 million for the full year 2020 compared to the prior year. There were non-recurring costs associated with M&A, litigation, refinancing and severance in the amount of $4.1 million in the current year and $8.8 million in the prior year. Excluding these items, selling general and administrative expenses decreased approximately 1.8% versus 2019 driven by ongoing cost optimization initiatives, and to a lesser extent reflect the temporary decrease in travel and other miscellaneous expenses as a result of the COVID pandemic.
Net loss was $53.0 million for the full year 2020, compared to net loss of $54.2 million in the prior year.
Adjusted EBITDA1 decreased to $60.1 million for the full year 2020, compared to $66.4 million in the prior year. Adjusted EBITDA margin for the full year was 38.1%, compared to 39.0% in 2019. The decrease in adjusted EBITDA was primarily due to lower sales, partially offset by lower operating expenses compared to the prior year.

1 Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results.
Conference Call
The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, March 10, 2021 at 4:30 pm E.T. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 877-407-4018 and international listeners may dial 201-689-8471.

A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 pm. ET, March 10, 2021 through March 26, 2021. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13714886.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including incentive bonuses and for bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information for evaluation of the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is an AgTech innovator and global leader with a mission to prevent food loss/waste and conserve the planet’s resources by providing a range of science-based solutions, data-driven digital technologies and high-touch customer services. AgroFresh supports growers, packers and retailers with solutions across the food supply chain to enhance the quality and extend the shelf life of fresh produce. The AgroFresh organization has 40 years of post-harvest experience across a broad range of crops, including revolutionizing the apple industry with the SmartFresh™ Quality System for more than 20 years. This is powered by a comprehensive portfolio that includes plant-based coatings, equipment and proprietary solutions that help improve the freshness supply chain from harvest to the home. Visit agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; risks associated with the Company's substantial level of indebtedness; risks associated with acquisitions and investments; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.
Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$50,030	$29,288
Accounts receivable, net of allowance for doubtful accounts of $2,061 and $2,232, respectively	63,204	68,634
Inventories	24,579	22,621
Other current assets	17,219	11,802
Total current assets	155,032	132,345
Property and equipment, net	12,432	13,177
Goodwill	6,925	6,323
Intangible assets, net	589,201	631,369
Deferred income tax assets	9,699	10,317
Other assets	12,494	12,161
TOTAL ASSETS	$785,783	$805,692

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$19,634	$15,105
Current portion of long-term debt	3,378	4,675
Income taxes payable	3,471	5,648
Accrued expenses and other current liabilities	25,976	24,350
Total current liabilities	52,459	49,778
Long-term debt	264,491	398,064
Other noncurrent liabilities	6,432	7,246
Deferred income tax liabilities	37,834	9,217
Total liabilities	361,216	464,305

Commitments and contingencies
Temporary equity:
Series B convertible preferred stock, par value $0.0001; 150,000 shares authorized, designated and outstanding at December 31, 2020	143,728	—
Non-controlling interest	8,446	7,701
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 53,092,328 and 51,839,527 shares issued and 52,430,947 and 51,178,146 outstanding at December 31, 2020 and December 31, 2019, respectively	5	5
Preferred stock, par value $0.0001; 1 share authorized and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Treasury stock, par value $0.0001; 661,381 shares at December 31, 2020 and December 31, 2019, respectively	(3,885)	(3,885)
Additional paid-in capital	552,776	560,890
Accumulated deficit	(244,836)	(192,264)
Accumulated other comprehensive loss	(31,667)	(31,060)
Total AgroFresh Stockholders’ Equity	272,393	333,686
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$785,783	$805,692

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Net sales	51,868	60,970	157,643	170,065
Cost of sales (excluding amortization, shown separately below)	13,725	13,533	42,217	45,049
Gross profit	38,143	47,437	115,426	125,016
Research and development expenses	3,968	4,392	12,357	14,112
Selling, general, and administrative expenses	13,935	12,402	53,860	59,446
Amortization of intangibles	10,865	45,983	43,731	81,119
Impairment of assets	—	10,432	—	11,424
Change in fair value of contingent consideration	—	(458)	—	(330)
Grant income	—	—	(2,974)	—
Operating income (loss)	9,375	(25,314)	8,452	(40,755)
Other (loss) income	(105)	132	1,491	13
Debt modification and extinguishment expenses	—	—	(5,028)	—
Loss on foreign currency exchange	(5,302)	(1,243)	(2,836)	(4,127)
Interest expense, net	(5,268)	(7,763)	(23,669)	(33,784)
Loss before income taxes	(1,300)	(34,188)	(21,590)	(78,653)
Income taxes expense (benefit)	1,363	(11,970)	31,376	(24,500)
Net loss including non-controlling interests	$(2,663)	$(22,218)	$(52,966)	$(54,153)
Less: Net (income) loss attributable to non-controlling interests	(397)	226	(745)	562
Net loss attributable to AgroFresh Solutions, Inc.	(3,060)	(21,992)	(53,711)	(53,591)
Less: Dividends on convertible preferred stock	6,088	—	10,488	—
Net loss attributable to AgroFresh Solutions, Inc. common stockholders	(9,148)	$(21,992)	$(64,199)	$(53,591)

Net loss per share:
Basic	($0.18)	($0.44)	($1.26)	($1.07)
Diluted	($0.18)	($0.44)	($1.26)	($1.07)
Weighted average shares outstanding:
Basic	50,959,958	50,241,996	50,770,429	50,123,565
Diluted	50,959,958	50,241,996	50,770,429	50,123,565

Non-GAAP Measures

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including incentive bonuses and for bank covenant reporting), are more indicative of operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is a reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net loss:

(in thousands)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
GAAP net loss including non-controlling interests	$(2,663)	$(22,218)	$(52,966)	$(54,153)
Provision (benefit) for income taxes	1,363	(11,970)	31,376	(24,500)
Interest expense (1)	5,268	7,763	23,669	33,784
Depreciation and amortization	12,195	46,764	46,970	83,456
Non-GAAP EBITDA	$16,163	$20,339	$49,049	$38,587
Adjustments:
Share-based compensation	893	603	3,598	2,714
Severance related costs (2)	455	50	885	1,086
Other non-recurring costs (3)	857	2,440	3,240	8,745
Loss on foreign currency exchange (4)	5,302	1,243	2,836	4,127
Debt modification and extinguishment costs	—	—	5,028	—
Grant income	—	—	(2,974)	—
Litigation recovery	—	—	(1,600)	—
Contingent consideration adjustments, net (5)	—	(458)	—	(330)
Impairment of assets (6)	—	10,432	—	11,424
Total Adjustments	7,507	14,310	11,013	27,766
Non-GAAP Adjusted EBITDA	$23,670	$34,649	$60,062	$66,353
(1)    Interest on debt, accretion for debt discounts, debt issuance costs and contingent consideration.
(2)    Severance costs related to ongoing cost optimization initiatives.
(3)    Costs related to certain professional and other infrequent or non-recurring fees, including those associated with litigation and M&A related fees.
(4)    Loss on foreign currency exchange relates to net losses and gains resulting from transactions denominated in a currency other than the Company's functional currency.
(5)    Non-cash adjustment to the fair value of contingent consideration, including TRA and contingent payment related to the Tecnidex acquisition.
(6)    Impairment of assets related to software and investments.